Exhibit 99.2

Exercise Your Right to Vote

VOTE YOUR SHARES TODAY!

Questions & Answers

Why am I receiving this Notice of Internet Availability?

Why did I receive this Notice Regarding the Availability of Proxy materials (Notice)?

In 2007, the SEC adopted new Notice and Access Proxy rules. Companies are now permitted to send the enclosed Notice instead of a full printed set of proxy materials.

The Notice and Access increases shareholder value and lowers your company’s printing and mailing costs. It also reduces environmental impact and allows for faster notification of how to access proxy materials.

How do I view the proxy materials online?

Go to www.proxyvote.com and follow the instructions to view the materials. It is necessary to provide the information printed in the box marked by the arrow

XXXX XXXX XXXX XXXX located on the Notice.

What if I still prefer to receive a paper copy of the proxy materials?

Yes, you can easily request a paper copy at no cost. Refer to the “Before You Vote” section of the Notice for further instructions.

Can I request to receive my proxy materials for future meetings by e-mailing rather than receive a Notice?

Yes, you may request to receive proxy materials for all future meetings by e-mail. To do so, go to www.proxyvote.com or www.investordelivery.com and follow the electronic delivery enrollment instructions.

How can I vote my shares?

Refer to the “How to Vote” section of the Notice for further instructions.

You MAY NOT use your Notice to vote your shares, it is NOT a form for voting. If you send the Notice back your vote will not count.

For more information please visit, www.sec.gov/spotlight/proxymatters/e-proxy.shtml